EXHIBIT 5.1

OPINION OF COUNSEL

Snell & Wilmer L.L.P.

600 Anton Boulevard

Suite 1400

Costa Mesa, California 92626-7689

TELEPHONE: (714) 427-7000

FACSIMILE: (714) 427-7799

December 4, 2006

Willdan Group, Inc.

2401 East Katella Avenue, Suite 300
Anaheim, California 92806

Attention: Win Westfall, CEO

Re:          Securities Being Registered Under Registration Statement on Form S-8

Dear Mr. Westfall:

This letter relates to the issuance of up to 600,000 shares of common stock, $.01 par value (the “Shares”), of Willdan Group, Inc., a Delaware corporation (the “Company”) registered pursuant to that Registration Statement on Form S-8, filed with the Securities and Exchange Commission on December 4, 2006 (the “Registration Statement”) that may be issued pursuant to the Company’s 2006 Stock Incentive Plan and 2006 Employee Stock Purchase Plan (collectively, the “Plans”).  You have requested that we deliver to you an opinion as to whether the Shares will have been duly authorized, validly issued, and, when issued, will be fully paid and non-assessable shares of common stock of the Company.

We have examined the Certificate of Incorporation, as amended, and such other corporate records, including the resolutions of the Company’s Board of Directors, and such other documents as we have deemed necessary in order to express the opinion set forth below.  In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

Based on the foregoing, and subject to applicable state securities laws, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.  We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

We are admitted to practice law in the State of California and our opinion is limited to federal law and the corporate laws of the State of California and the State of Delaware that affect such opinion.  We express no opinion with respect to any other law or the laws of any other jurisdiction.

For purposes of rendering this opinion we have made such legal and factual inquiries as we have deemed necessary under the circumstances.  Although we have not independently verified all of the facts relied upon for purposes hereof, nothing has come to our attention that has led us to believe that the facts are other than as stated herein, or that there exist other material facts not considered.

Our opinion contained herein is solely for the benefit of the Company and may be relied upon by the Company only in connection with the Registration Statement.  In this regard, we hereby consent to the filing of this opinion, including this consent, as an exhibit to the Registration Statement.

Very truly yours,

/s/ Snell & Wilmer L.L.P.